Filed Pursuant to Rule 424(b)(3)

Registration No. 333-63602-09

SUPPLEMENT

To Prospectus Supplement dated November 26, 2001

$562,580,100 (Approximate)

STRUCTURED ASSET SECURITIES CORPORATION

Mortgage Pass-Through Certificates, Series 2001-18A

Structured Asset Securities Corporation

Depositor

Aurora Loan Services Inc.

 Master Servicer

On November 30, 2001, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2001-18A (the “Certificates”) were issued in an original aggregate principal amount of approximately $562,580,100.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of November 1, 2001 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and JPMorgan Chase Bank, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is December 17, 2003.

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series Statement to Certificateholders November 25, 2003							2001-18A

DISTRIBUTION IN DOLLARS
CLASS	ORIGINAL FACE VALUE	BEGINNING PRINCIPAL BALANCE	PRINCIPAL	INTEREST	TOTAL	REALIZED LOSSES	DEFERRED INTEREST	ENDING PRINCIPAL BALANCE
A1 A2 B1 B2 B3 B4 B5 B6 R	248,232,000.00 297,000,000.00 5,902,000.00 4,496,000.00 3,091,000.00 843,000.00 843,000.00 1,688,146.00 100.00	0.00 50,227,908.00 2,868,927.35 2,185,479.04 1,502,516.85 409,777.33 409,777.33 820,597.88 0.00	0.00 6,328,943.47 168,766.55 128,562.25 88,386.55 24,105.42 24,105.42 48,272.18 0.00	0.00 209,282.95 15,007.69 11,432.49 7,859.84 2,143.59 2,143.59 4,292.64 0.00	0.00 6,538,226.42 183,774.24 139,994.74 96,246.39 26,249.01 26,249.01 52,564.82 0.00	0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.02 0.00	0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00	0.00 43,898,964.53 2,700,160.80 2,056,916.79 1,414,130.30 385,671.91 385,671.91 772,325.68 0.00
TOTALS	562,095,246.00	58,424,983.78	6,811,141.84	252,162.79	7,063,304.63	0.02	0.00	51,613,841.92

A3 239,057,677.00 0.00 0.00				53,465.07	53,465.07 0.00		0.00 0.00
							PASS-THROUGH RATES
FACTOR INFORMATION PER $1000 OF				ORIGINAL FACE
								CURRENT
CLASS	CUSIP	BEGINNING PRINCIPAL	PRINCIPAL	INTEREST	TOTAL	ENDING PRINCIPAL	CLASS	PASS-THRU RATE
A1	86358RNE3	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	A1	3.500000%
A2	86358RNF0	169.11753535	21.30957397	0.70465640	22.01423037	147.80796138	A2	5.000000%
B1	86358RNH6	486.09409522	28.59480685	2.54281430	31.13762115	457.49928838	B1	6.277339%
B2	86358RNJ2	486.09409253	28.59480649	2.54281361	31.13762011	457.49928603	B2	6.277339%
B3	86358RNK9	486.09409576	28.59480751	2.54281462	31.13762213	457.49928826	B3	6.277339%
B4	86358RNM5	486.09410439	28.59480427	2.54281139	31.13761566	457.49930012	B4	6.277339%
B5	86358RNN3	486.09410439	28.59480427	2.54281139	31.13761566	457.49930012	B5	6.277339%
B6	86358RNP8	486.09414115	28.59478979	2.54281324	31.13760303	457.49933951	B6	6.277339%
R	86358RNL7	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	R	3.500000%
TOTALS		103.94143020	12.11741584	0.44861221	12.56602805	91.82401432

A3	86358RNG8	0.00000000	0.00000000	0.22364925	0.22364925	0.00000000	A3	5.000000%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-18A
November 25, 2003

Beginning Class A3 Balance	12,831,615.69
Approximate Ending Class A3 Balance	11,013,827.54
Total Scheduled Principal Amounts	62,634.65
Group 1 Scheduled Principal Amounts	62,634.65
Total Unscheduled Principal Amounts	6,748,507.22
Group 1 Unscheduled Principal Amounts	6,748,507.22
Total Net Liquidation Proceeds	0.00
Group 1 Net Liquidation Proceeds	0.00
Total Insurance Proceeds	0.00
Group 1 Insurance Proceeds	0.00
Aggregate Advances	0.00
Ending Principal Balance	51,613,841.92
Weighted Average Net Rate on the Mortgage Loans	6.277339%
Current Period Realized Losses	0.00
Ending Number of Loans	121.00
Weighted Average Gross Mortgage Rate	6.550905%
Weighted Average Term to Maturity	334.00

The Class A3 Balance and Factor can be found on Page Two

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-18A
November 25, 2003

Fraud Loss Limit	11,319,580.00
Bankruptcy Loss Loss Limit	137,309,000.00
Special Hazard Loss Loss Limit	7,089,386.00
Fraud Losses	0.00
Special Hazard Losses	0.00
Servicing Fees	13,124.50
Master Servicing Fee (including Retained Interest)	0.00
Trustee Fees	194.75

The Class A3 Balance and Factor can be found on Page Two

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-18A
November 25, 2003

Sec. 4.03(ix)Number and Aggregate Principal Amounts of Mortgage Loans in Delinquency

Group 1
Category	Number	Principal Balance	Percentage
1 Month	0	0.00	0.00%
2 Month	1	443,927.67	0.86%
3 Month	0	0.00	0.00%
Total	1	443,927.67	0.86%

Group Totals
Category	Number	Principal Balance	Percentage
1 Month	0	0.00	0.00%
2 Month	1	443,927.67	0.86%
3 Month	0	0.00	0.00%
Total	1	443,927.67	0.86%

The Class A3 Balance and Factor can be found on Page Two

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-18A
November 25, 2003

Number and Aggregate Principal Amounts of Mortgage Loans in Foreclosure

Group 1
Number	Principal Balance	Percentage
1	486,142.71	0.94%

Group Totals
Number	Principal Balance	Percentage
1	486,142.71	0.94%

The Class A3 Balance and Factor can be found on Page Two

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-18A
November 25, 2003

Sec. 4.03(x)Number and Aggregate Principal Amounts of REO Loans

Group 1
Number	Principal Balance	Percentage
0	0.00	0.00%

Group Totals
Number	Principal Balance	Percentage
0	0.00	0.00%

The Class A3 Balance and Factor can be found on Page Two

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-18A
November 25, 2003

Aggregate Outstanding Interest Shortfalls Class a1 shortfall	0.00
Class a2 shortfall	0.00
Class a3 shortfall	0.00
Class b1 shortfall	0.00
Class b2 shortfall	0.00
Class b3 shortfall	0.00
Class b4 shortfall	0.00
Class b5 shortfall	0.00
Class b6 shortfall	0.00
Class r shortfall	0.00
Sec. 4.03(viv)Aggregate Outstanding Prepayment Interest Shortfalls Class a1 shortfall	0.00
Class a2 shortfall	0.00
Class a3 shortfall	0.00
Class b1 shortfall	0.00
Class b2 shortfall	0.00
Class b3 shortfall	0.00
Class b4 shortfall	0.00
Class b5 shortfall	0.00
Class b6 shortfall	0.00
Class r shortfall	0.00

The Class A3 Balance and Factor can be found on Page Two